Exhibit 99.1


         Actuate Reports First Quarter 2007 Financial Results

               20% Year-over-Year License Revenue Growth

              67% Increase in Year-over-Year Non-GAAP EPS


    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--April 26,
2007--Actuate Corporation (NASDAQ:ACTU), the leader in Business
Intelligence, Performance Management and Reporting Applications, today announced its financial results for the quarter ended March 31, 2007.

    Revenues for the first quarter of 2007 were $32.0 million, a 7% increase compared with the first quarter of 2006. License revenues for the first quarter of 2007 were $12.0 million, a 20% increase from the year-ago quarter. Net income for the first quarter of 2007, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $1.4 million, or $0.02 per diluted share, compared with a net loss of $470,000 or $0.01 per share in the first quarter of 2006. First quarter 2007 results included a $1.9 million charge related to FAS 123R, which requires that stock-based compensation expense be included in GAAP results.

    Non-GAAP net income for the first quarter of 2007 was $3.4 million, or $0.05 per diluted share, compared with non-GAAP net income of $2.0 million, or $0.03 per diluted share in the first quarter of 2006. Non-GAAP operating margin for the first quarter of 2007 was 13% compared with a non-GAAP operating margin of 8% for the first quarter of 2006.

    Non-GAAP financial measures discussed in this release exclude the following items: a) amortization charges for purchased technology and other intangible assets related to the Company's acquisition transactions; b) stock-based compensation expense; c) restructuring charges; d) in-process research and development charges related to the Company's acquisition transactions; and e) an adjustment to the income tax provision. All of these expenses are included in Actuate's GAAP results.

    "Strong demand for BI, Performance Management and Reporting applications continued in Q1," said Pete Cittadini, Actuate's president and CEO. "Our solid Q1 results, particularly the growth of license revenues, validate our new hybrid Open Source / Enterprise business model and puts us on track to meet our objectives for 2007.

    "During the first quarter of 2007, we recorded our biggest quarter for BIRT downloads, putting us on course to exceed one million downloads by the middle of this year, and our BIRT-based commercial offerings continued to gain traction. We also experienced very strong demand for Extranet applications among our large Financial Services customers as they update their Customer Self Service sites with more interactive capabilities."

    First Quarter 2007 Financial Highlights

    -- Grew license revenues by 20% on a year-over-year basis, marking the fifth consecutive quarter of double-digit year-over-year license revenue growth;

    -- Increased cash, cash equivalents and short-term investments to a record $69.0 million at March 31, 2007;

    --  Generated a record $11.9 million in cash flow from operations;

    -- Increased deferred revenue 25% on a year-over-year basis, to a record $41.9 million at March 31, 2007;

    --  Maintained non-GAAP services margin at 70%;

    -- Repurchased approximately 830,000 shares at a total cost of approximately $4.6 million.

    First Quarter Customer Highlights

    During the first quarter, Actuate received significant new and repeat business from, among others, Affiliated Computer Services, Citigroup, Computer Associates, Deltek Systems, Deutsche Bank, DWS Holding and Service GmbH, IBM UK, Lifetime Group Ltd., Medco Health Solutions, Mellon Financial, Odyssey Asset Management, Riverside County Office of Education, Oracle Corporation, Standard Bank London Ltd., UBS AG, Unilever, Verid, Verisign, Watson Wyatt, XLsoft Corporation and York University.

    First Quarter Business Highlights

    -- Exceeded 200,000 downloads of BIRT and Actuate BIRT during Q1, surpassing 850,000 downloads since introduction;

    -- The Franklin Institute (TFI), Philadelphia's well known non-profit science museum, is using Actuate's Enterprise Reporting software to measure attendance efficiently and immediately and adjust its operations accordingly;

    -- American Suzuki Motor Corporation, a distributor for Suzuki Motor Corporation, has implemented 16 centrally managed Actuate applications that enable the Company to increase profitability by providing web-based operational reports to the field and corporate offices to improve dealer performance and inventory management;

    -- Announced deployment of Actuate Performancesoft Suite at Achieve Healthcare Technologies, United Kingdom's Wiltshire Police Constabulary and Florida Surplus Lines Service Office, increasing visibility and sharing of Performance Management information to facilitate better decision-making at those organizations.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, April 26, 2007 to further discuss these results. The dial-in number for the call is 877-502-9274 (+1 913-981-5584 for international participants) and the passcode is 6416624.

    A listen-only live webcast of the first quarter 2007 earnings conference call, with an accompanying slide presentation, will also be available at the investor relations section of the Actuate website at http://phx.corporate-ir.net/phoenix.zhtml?c=64401&p=irol-irhome, and will be available in the same location on an archived basis thereafter.

    Discussion of Non-GAAP Financial Measures

    This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, merger and acquisition charges, restructuring charges, equity plan-related compensation expenses and charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Merger and acquisition charges represent in-process research and development charges related to products in development that had not reached technological feasibility at the time of acquisition. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). Management does not consider these unusual expenses associated with a financial transaction to be part of core operating performance. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results.

    Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

    Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period to period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

    a) amortization charges for purchased technology and other intangible assets related to the Company's acquisition transactions;
b) stock-based compensation expense; c) restructuring charges; d) in-process research and development charges related to the Company's acquisition transactions; and e) an adjustment to the income tax provision.

    The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

    The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

    1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

    2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

    3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

    4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

    Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

    a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition;

    b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

    c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

    d) In-process research and development charges are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance.

    e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

    In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

    As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    -- Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry which is addressed through our research and development program.

    -- The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.

    -- The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.

    -- The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 30% rate assumed in our non-GAAP presentation.

    -- Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

    Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is also available in the investor relations section of the Company's web site at www.actuate.com. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

    About Actuate Corporation

    Actuate Corporation, the leader in Business Intelligence, Performance Management and Reporting Applications, enables organizations to develop solutions that optimize corporate performance. Applications built on Actuate's open source-based platform provide all stakeholders inside and outside the firewall, including employees, customers, partners and citizens with information that they can easily access and understand to maximize revenue, cut costs, improve customer satisfaction, streamline operations, create competitive advantage and make better decisions.

    Actuate has over 4,000 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate has headquarters in South San Francisco, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information on Actuate, visit the Company's web site at www.actuate.com.

    Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Business Intelligence, Performance Management and Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the Performancesoft, Inc. acquisition) on the Company's financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2006 Annual Report on Form 10-K filed on March 20, 2007.

    Copyright(C) 2007 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.


                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)
                                              March 31,  December 31,
                                                2007         2006
                                             -------------------------

                   ASSETS
Current assets:
    Cash, cash equivalents and short-term
     investments                              $  69,046    $   60,079
    Accounts receivable, net                     22,259        31,233
    Other current assets                          4,815         5,233
                                             -------------------------
Total current assets                             96,120        96,545
Property and equipment, net                       4,001         4,379
Goodwill and other intangibles, net              40,207        40,703
Other assets                                      7,538         5,962
                                             -------------------------
                                              $ 147,866    $  147,589
                                             =========================

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                          $   1,083    $    1,590
    Restructuring liabilities                     2,995         2,897
    Accrued compensation                          4,438         6,033
    Other accrued liabilities                     9,227         9,499
    Income taxes payable                            729           703
    Deferred revenue                             40,053        38,525
                                             -------------------------
Total current liabilities                        58,525        59,247
                                             -------------------------

Long term liabilities:
    Deferred rent                                     -            23
    Deferred revenue                              1,861         2,328
    Tax liabilities                               4,039           420
    Restructuring liabilities                     7,136         7,761
                                             -------------------------
Total long term liabilities                      13,036        10,532
                                             -------------------------

Stockholders' equity                             76,305        77,810
                                             -------------------------
                                              $ 147,866    $  147,589
                                             =========================


                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2007          2006
                                            ------------  ------------
Revenues:
    License fees                            $    11,990   $     9,987
    Services                                     19,985        19,857
                                            ------------  ------------
Total revenues                                   31,975        29,844
                                            ------------  ------------

Costs and expenses:
    Cost of license fees                            460           494
    Cost of services                              6,290         7,674
    Sales and marketing                          13,106        11,557
    Research and development                      5,468         5,283
    General and administrative                    4,537         4,055
    Amortization of other intangibles               237           237
    In-process R&D                                    -           900
    Restructuring charges                           297             -
                                            ------------  ------------
Total costs and expenses                         30,395        30,200
                                            ------------  ------------
Income (loss) from operations                     1,580          (356)
Interest and other income, net                      752           335
                                            ------------  ------------
Income (loss) before income taxes                 2,332           (21)
Provision for income taxes                          936           449
                                            ------------  ------------
Net income (loss)                           $     1,396   $      (470)
                                            ============  ============
Basic net income (loss) per share           $      0.02   $     (0.01)
                                            ============  ============
Shares used in basic per share calculation       60,798        60,183
                                            ============  ============
Diluted net income (loss) per share         $      0.02   $     (0.01)
                                            ============  ============
Shares used in diluted per share
 calculation                                     68,389        60,183
                                            ============  ============


                         ACTUATE CORPORATION
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                (in thousands, except per share data)
                             (unaudited)

                                      Three Months Ended
                                           March 31,            (a)
                                    -----------------------  ---------
                                       2007          2006      Notes
                                    -----------  ----------  ---------
GAAP income (loss) before income
 taxes                                   2,332         (21)
Non-GAAP adjustments:
   Amortization of purchased
    technology                             143         165      (b)
   Amortization of other
    intangibles                            237         237      (c)
   Stock compensation expense under
    FAS123R                              1,897       1,553      (d)
   In-process R&D                            -         900      (e)
   Restructuring charges                   297           -      (f)
                                    -----------  ----------
Non-GAAP income before income taxes      4,906       2,834
   Non-GAAP tax provision                1,472         850      (g)
                                    -----------  ----------
Non-GAAP net income                      3,434       1,984
                                    ===========  ==========
Basic non-GAAP net income per share $     0.06     $  0.03
                                    ===========  ==========
Shares used in basic per share
 calculation                            60,798      60,183      (h)
                                    ===========  ==========
Diluted non-GAAP net income per
 share                              $     0.05     $  0.03
                                    ===========  ==========
Shares used in diluted per share
 calculation                            69,181      66,542      (h)
                                    ===========  ==========


(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft and Nimble acquisition transactions in January of fiscal year 2006, and July of fiscal year 2003, respectively.
 Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions.
 Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Prior to January 1, 2006, Actuate accounted for stock compensation under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, Actuate historically used the intrinsic value method to account for stock compensation expense. As of January 1, 2006 Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method, results for prior periods have not been restated under the fair value method for GAAP purposes. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended March 31, 2007, stock-based expense included approximately $209, $589, $326, and $773, related to cost of services, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) We review our acquisitions to determine if there are any intangible assets relating to purchased in-process research and development. Projects that have not achieved technological feasibility and have no alternative future use are valued at fair market value using a discounted cash flow analysis and are expensed in the statement of operations on the date of acquisition.

(f) These costs were directly related to the consolidation of our U.K. offices and consisted of early termination of facility leases.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating basic and diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.


                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)

                                               Three Months Ended
                                                    March 31,
                                           ---------------------------
                                                2007           2006
                                           ---------------------------
Operating activities
   Net income (loss)                       $     1,396    $      (470)
   Adjustments to reconcile net (loss)
    income to net cash from operating
    activities:
     Stock compensation expense                  1,897          1,553
     Amortization of other intangibles             489            459
     Depreciation                                  550            463
     Purchased in-process research &
      development                                    -            900
     Net operating loss utilizations
      associated with prior acquisitions             7            189
     Restructuring charges                         297              -
   Changes in operating assets and
    liabilities:
        Accounts receivable                      8,974          6,077
        Other current assets                       422            283
        Accounts payable                          (507)        (1,440)
        Accrued compensation                    (1,595)        (1,726)
        Other accrued liabilities                 (272)          (455)
        Deferred tax assets                     (1,570)           164
        Deferred tax liabilities                 1,565              -
        Income taxes payable                        26              7
        Deferred rent liabilities                  (23)           (39)
        Restructuring liabilities                 (823)          (624)
        Deferred revenue                         1,061           (625)
                                           ---------------------------
Net cash provided by operating activities       11,894          4,716
                                           ---------------------------

Investing activities
        Purchases of property and
         equipment                                (172)          (178)
        Proceeds from maturity of short-
         term investments                       11,124         21,622
        Purchases of short-term
         investments                           (16,108)        (8,400)
        Purchases of minority shares of
         Actuate Japan                               -           (354)
        Acquisition of Performancesoft,
         Inc, net of cash acquired                   -        (15,320)
        Net change in other assets                  (9)          (999)
                                           ---------------------------
Net cash used in investing activities           (5,165)        (3,629)
                                           ---------------------------

Financing activities
     Tax benefit from exercise of stock
      options                                      492             84
     Proceeds from issuance of common
      stock                                      1,193            831
     Stock repurchases                          (4,552)          (989)
                                           ---------------------------
Net cash used in financing activities           (2,867)           (74)
                                           ---------------------------
Net increase in cash and cash equivalents        3,862          1,013
Effect of exchange rate on cash                     93              6
Cash and cash equivalents at the beginning
 of the period                                  31,113         12,490
                                           ---------------------------
Cash and cash equivalents at the end of
 the period                                $    35,068    $    13,509
                                           ===========================


    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com